Exhibit 99.1

For Immediate Release

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Jim Saladin, Media Relations, 913-661-1833

FERRELLGAS PARTNERS REPORTS 17% INCREASE IN FOURTH-QUARTER

ADJUSTED EBITDA; FULL-YEAR ADJUSTED EBITDA TOTALS RECORD

$251.1 MILLION, MEETING PARTNERSHIP’S PREVIOUS GUIDANCE

OVERLAND PARK, KAN., September 28, 2009/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported that Adjusted EBITDA for the fiscal fourth quarter ended July 31 increased 17% to $12.2 million from $10.4 million in the year-earlier quarter.  The lower seasonal loss in the fiscal quarter primarily reflects a 7% increase in total propane sales volumes, that improved the seasonal loss to $35.1 million, or $0.51 per unit, from $38.8 million, or $0.61 per unit, the year before.

For the full year, the partnership reported record Adjusted EBITDA of $251.1 million, in line with the partnership’s guidance of “in the range of $250 million,” representing a 13% increase over $221.9 million in fiscal 2008.  The previous record Adjusted EBITDA had been $237.1 million in fiscal 2007.  Net income for the fiscal year more than doubled to $52.6 million, or $0.79 per unit, from $24.7 million, or $0.39 per unit the year before.

Chief Executive Officer and President Steve Wambold commented, “We are very pleased with the fourth-quarter and full-year results.  Our dedicated focus to our strategic plan of disciplined growth and cost containment played a significant role in this year’s performance.”  Wambold further observed, “The most impressive fourth-quarter metric was an increase of nearly 8% in retail propane sales, while our major competitors posted lower sales volumes.”  He added, “For the full year total propane sales were up more than 4% to 874.8 million gallons, while retail sales were practically unchanged, again outperforming the industry.”

Wambold concluded by noting, “With our focus toward growth, our management team remained committed to improved efficiency by keeping a tight rein on costs.  Most notably, for the full year general and administrative expense declined more than 9%, while equipment lease expense decreased nearly 25%.”

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During fiscal 2009, revenues were down 9.7% to $2.07 billion.  However, the cost of product sold slipped 16.5%, with gross profit up more than 7% or $0.02 per propane gallon sold.

Senior Vice President and Chief Financial Officer Ryan VanWinkle noted, “In addition to the record financial results, the partnership successfully addressed its near- to mid-term capital structure through the refinancing of a $400 million working capital credit facility due 2012 and the issuance of $300 million of long-term debt due 2017.  With these financings and the application of the proceeds, Ferrellgas will not only have addressed all its outstanding debt maturities through 2011 but also increased its liquidity to finance its ongoing business strategies.”  VanWinkle went on to say, “We are very pleased with our recent acquisition of Vanson, LLC, the fifth retail acquisition since fiscal 2008, as it demonstrates our continued focus on supplementing our organic growth initiative through acquisition.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements.  A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations.  These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2009, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	July 31, 2009	July 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$7,066	$16,614
Accounts and notes receivable, net	106,910	145,081
Inventories	129,808	152,301
Price risk management assets	3,391	26,086
Prepaid expenses and other current assets	11,640	10,924
Total Current Assets	258,815	351,006

Property, plant and equipment, net	666,535	685,328
Goodwill	248,939	248,939
Intangible assets, net	212,037	225,273
Other assets, net	18,651	18,685
Total Assets	$1,404,977	$1,529,231

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$49,337	$71,348
Short term borrowings	66,159	125,729
Other current liabilities (a)	108,763	107,854
Total Current Liabilities	224,259	304,931

Long-term debt (a)	1,010,073	1,034,719
Other liabilities	19,300	23,237
Contingencies and commitments	—	—
Minority interest	4,272	4,220

Partners’ Capital:
Common unitholders (68,236,755 and 62,961,674 units outstanding at 2009 and 2008, respectively)	206,255	201,618
General partner unitholder (689,260 and 635,977 units outstanding at 2009 and 2008, respectively)	(57,988)	(58,036)
Accumulated other comprehensive income (loss)	(1,194)	18,542
Total Partners’ Capital	147,073	162,124
Total Liabilities and Partners’ Capital	$1,404,977	$1,529,231

(a)          The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2009 AND 2008

(in thousands, except per unit data)

(unaudited)

	Three months ended July 31,		Twelve months ended July 31,
	2009	2008	2009	2008
Revenues:
Propane and other gas liquids sales	$283,379	$390,547	$1,829,653	$2,055,281
Other	29,311	29,168	239,869	235,408
Total revenues	312,690	419,715	2,069,522	2,290,689

Cost of product sold:
Propane and other gas liquids sales	165,215	279,500	1,207,368	1,491,918
Other	16,700	15,246	152,853	136,478

Gross profit	130,775	124,969	709,301	662,293

Operating expense	103,815	97,250	400,735	372,078
Depreciation and amortization expense	20,324	21,638	82,494	85,521
General and administrative expense	12,015	11,757	41,382	45,612
Equipment lease expense	3,988	5,994	18,406	24,478
Employee stock ownership plan compensation charge	1,890	2,720	6,755	12,413
Loss on disposal of assets and other	4,118	2,521	13,042	11,250

Operating income (loss)	(15,375)	(16,911)	146,487	110,941

Interest expense	(20,429)	(20,361)	(89,519)	(86,712)
Other income (expense), net	30	(309)	(1,321)	1,039

Earnings (loss) before income taxes and minority interest	(35,774)	(37,581)	55,647	25,268

Income tax expense (benefit) - current	(405)	1,132	1,904	1,732
Income tax expense (benefit) - deferred (g)	(16)	402	388	(1,650)
Minority interest (a)	(296)	(335)	783	497

Net earnings (loss)	(35,057)	(38,780)	52,572	24,689

Net earnings (loss) available to general partner unitholder	(350)	(388)	526	247

Net earnings (loss) available to common unitholders	$(34,707)	$(38,392)	$52,046	$24,442

Earnings Per Unit
Basic earnings (loss) per common unit available to common unitholders	$(0.51)	$(0.61)	$0.79	$0.39

Weighted average common units outstanding	68,183.2	62,961.7	65,540.7	62,959.5

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended July 31,		Twelve months ended July 31,
	2009	2008	2009	2008

Net earnings (loss)	$(35,057)	$(38,780)	$52,572	$24,689
Income tax expense (benefit)	(421)	1,534	2,292	82
Interest expense	20,429	20,361	89,519	86,712
Depreciation and amortization expense	20,324	21,638	82,494	85,521
Other income (expense), net	(30)	309	1,321	(1,039)
EBITDA	5,245	5,062	228,198	195,965
Employee stock ownership plan compensation charge	1,890	2,720	6,755	12,413
Unit and stock-based compensation charge (b)	1,203	433	2,312	1,816
Loss on disposal of assets and other	4,118	2,521	13,042	11,250
Minority interest	(296)	(335)	783	497
Adjusted EBITDA (c)	12,160	10,401	251,090	221,941
Net cash interest expense (d)	(20,439)	(21,585)	(88,915)	(89,781)
Maintenance capital expenditures (e)	(4,439)	(5,536)	(21,766)	(20,594)
Cash paid for taxes	(643)	(2,514)	(1,512)	(3,841)
Proceeds from asset sales	1,321	2,209	8,199	10,874
Distributable cash flow to equity investors (f)	$(12,040)	$(17,025)	$147,096	$118,599

Propane gallons sales
Retail - Sales to End Users	96,710	89,585	652,788	656,832
Wholesale - Sales to Resellers	52,745	50,603	222,038	182,015
Total propane gallons sales	149,455	140,188	874,826	838,847

(a)         Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)        Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based  payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.5 million and $0.1 million to operating expense for the three months ended July 31, 2009 and 2008, respectively, and $0.9 million and $0.5 million to operating expense for the twelve months ended July 31, 2009 and 2008, respectively. A non-cash charge of $0.7 million and $0.3 million was recorded to general and administrative expense for the three months ended July 31, 2009 and 2008, respectively.  A non-cash charge of $1.4 million and $1.3 million was recorded to general and administrative expense for the twelve months ended July 31, 2009 and 2008, respectively.

(c)         Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)        Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(e)         Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)           Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(g)        During the fourth quarter of fiscal 2007 the governor of the state of Michigan signed into law a new Michigan Business Tax.  The passing of this new tax law caused Ferrellgas to recognize a one time deferred tax expense of $2.8 million during fiscal 2007. During fiscal 2008 a credit for this deferred tax expense was created by a new Michigan tax law.  The passing of this new tax law caused Ferrellgas to recognize a one time deferred tax credit during fiscal 2008.